Exhibit 99.2


IWO Holdings, Inc. Emerges from Pre-Packaged Chapter 11 Restructuring

Contact:   IWO Holdings, Inc.
           Michael Cusack
           Vice President and Secretary
           (518) 862-6003


ALBANY, N.Y. - February 10, 2005 - IWO Holdings, Inc., a Sprint PCS affiliate, and its wholly-owned subsidiaries, Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (collectively, the "Company"), announced today that its pre-packaged Chapter 11 Joint Plan of Reorganization went into effect today. The Joint Plan of Reorganization was confirmed by the United States Bankruptcy Court for the District of Delaware on February 9, 2005.

Under the Joint Plan of Reorganization, the Company has issued 5,000,000 shares of new common stock to the holders of the Company's old senior notes and reserved 555,555 for issuance under the Company's equity incentive plan. The old common stock and the old senior notes have been deemed cancelled and of no further force or effect.

About IWO Holdings, Inc.

IWO Holdings, Inc., through its Independent Wireless One Corporation subsidiary, is a PCS affiliate of Sprint. The Company provides mobile digital wireless personal communications services, or PCS, under the Sprint PCS brand name in upstate New York, New Hampshire (other than the Nashua market), Vermont and portions of Massachusetts and Pennsylvania.

This press release contains "forward-looking statements." Forward-looking statements are based on the new management's current expectations and assumptions regarding the Company's business, the economy and other events and factors, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company cautions that one should not rely on any of these forward-looking statements as guarantees or assurances of future performances. Further, the Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Actual results may differ materially from those contemplated by the forward-looking statements due to regional, national or global political, economic, business, competitive, market, regulatory and other various factors.